EXHIBIT 10.2

          AMENDMENT NO. 1 dated as of August 16, 2001 (the "Amendment") to the EMPLOYMENT AGREEMENT (the "Agreement") dated as of August 16, 2001, between OPTIMARK HOLDINGS, INC., a Delaware corporation (the "Company"), and ROBERT J. WARSHAW, an individual (the "Executive"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement. All references below to "Sections" are to the corresponding Sections of the Agreement.

The Company and the Executive desire to amend the Agreement in accordance with the terms hereof.

          Accordingly, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are mutually acknowledged, the Company and the Executive agree to amend the Agreement as follows:

SECTION 1.01. Amendment to Section 4. Section 4 of the Agreement is hereby amended and restated in its entirety to read as follows:

          “4.     Base Salary.  Commencing as of the Start Date, the Executive shall be paid an annualized Base Salary of $250,000. Such Base Salary shall be payable in accordance with the regular payroll practices of the Company applicable to senior executives, but no less frequently than monthly. The Base Salary shall not be decreased at any time, or for any purpose, during the Term of Employment (including, without limitation, for the purpose of determining benefits due under Section 9). The Company shall provide the Executive with written notice of his base salary and minimum annual incentive bonus award for a subsequent Term of Employment at least ninety (90) days prior to expiration of the then current Term of Employment; provided, however, that if such notice indicates an annual base salary of less than $250,000 for the subsequent Term of Employment, then any decision by Employee not to renew this Agreement in accordance with Section 2 shall not be considered a voluntary termination by the Employee pursuant to Section 9(e) hereof,

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but rather will be deemed an expiration of the Term of Employment pursuant to Section 9(f) hereof.”

SECTION 1.02. Amendment to Sections 9(a)(ii) and 9(b)(ii). Each of Sections 9(a)(ii) and 9(b)(ii) of the Agreement are hereby amended and restated in their entirety to read as follows:

          “(ii)      accelerated vesting of any option tranche that would otherwise have vested within one year of the Termination Date and the ability to exercise vested options until the earlier of (i) three years from the Termination Date; (ii) ninety days following the date of the Company’s underwritten public offering or a Change in Control in which holders of the Company’s Series F Preferred Stock (including the Executive if he elects to exercise options on Series F Preferred Stock) will receive consideration, but in no event less than 90 days from the Termination Date; or (iii) the maximum stated term of option;"

SECTION 1.03. Amendment to Section 9(e). Section 9(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

          “(e)      Voluntary Termination.  In the event that the Executive terminates his employment with the Company on his own initiative (other than by death, for Disability or by a Constructive Termination), or in the event the Executive delivers a notice not to renew this Agreement in accordance with Section 2 (except under the circumstances set forth in the proviso at the end of Section 4), he shall have the same entitlements as provided in Section 9(c)(ii) in the case of a termination by the Company for Cause. A voluntary termination under this Section 9(e) shall be effective upon written notice to the Company and shall not be deemed a breach of this Agreement.”

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SECTION 1.04. Amendment to Section 9(f). The first paragraph of Section 9(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

          “(f)     Expiration of the Term of Employment.  In the event that the Executive’s employment terminates because the Company has delivered notice not to renew this Agreement in accordance with Section 2 or because the Executive has delivered notice not to renew this Agreement under the circumstances set forth in the proviso at the end of Section 4, then he shall be entitled to:"

SECTION 1.05. Amendment to Section 11(a). The last sentence of Section 11(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“This Section 11 shall not apply to suits brought directly by the Company against the Executive (but, for the avoidance of doubt, this Section 11 shall apply to derivative suits brought by the Company’s stockholders in the name of the Company).”

SECTION 1.06. Addition of Section 11(c). The following new paragraph (c) is hereby added to the end of Section 11:

          “(c)     For as long as the Company keeps directors’ and officers’ liability insurance policy (or policies) for at least one of its other officers or directors, the Company shall ensure that such liability insurance policy (or policies) provides the Executive with comprehensive coverage equal to at least the coverage that the Company provides for the other officers or directors.”

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SECTION 1.07. Addition of Section 22(i). The following new paragraph (i) is hereby added to the end of Section 22:

          “(i)     No Third Party Beneficiaries.  Neither this Agreement nor any provision hereof (including Section 17(f)) is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.”

SECTION 1.08. Amendment to Section 5(a). Section 5(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

(a) The Executive shall receive an annual incentive bonus award from the Company in respect of the first Year of this Agreement. The minimum annual incentive bonus award payable to the Executive in respect of this first Year shall be $200,000 and the Executive shall be eligible for an additional bonus award in this first Year at the discretion of the Board. The Executive shall receive this $200,000 annual incentive bonus award payment for the first year on a bi-monthly basis on the 15th and last business day of each month. The Executive shall be eligible for a minimum annual incentive bonus award in other Years, if any, in the amount set forth in the notice provided to the Executive pursuant to the last sentence of Section 4 hereof.

SECTION 1.09. Amendment to Section 6. Section 6 of the Agreement is hereby amended and restated in its entirety to read as follows:

          Long-Term Incentive Awards.  As of the date that options on shares of the Company’s Series F Preferred Stock (“Shares”) are granted to senior executives of the Company, the Company shall grant to the Executive options to acquire 1,950,000 Shares (the “Target Amount”). The shares underlying such grants shall be those shares as are used in the most recently adopted stock option plan for all employees, or, in the event there is no employee stock option plan in place, on those shares which are most senior as to liquidation and sale preferences from time-to-time. Such options shall be exercisable as specified in the stock option agreement governing such grant at an exercise price that the

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Board of Directors determines is equal to the fair market value per Share at the time of such grant. Subject to Sections 9 and 10(a) hereof, such options shall vest no slower than in four equal annual installments on each of the first four anniversaries of the date of the grant. The Executive shall also be eligible to participate in future option and equity awards on the same basis as other senior level executives of the Company. The Company will make good faith efforts to provide drag-along and tag-along rights in connection with shares of its Series Company’s Series F Preferred Stock that are subject to options granted thereon relative to the private sale of the Company’s Series E Cumulative Preferred Stock by a holder thereof.

                   SECTION 2.01.  Effect of Amendment. Except as specifically amended hereby, all of the agreements, terms and provisions of the Agreement remain unchanged and are hereby ratified and confirmed. All references in any other documents to the Agreement shall be deemed to refer to the Agreement as amended hereby.

                   SECTION 2.02.  Governing Law. This Amendment shall be governed, construed, performed and enforced in accordance with the laws of the State of New York, without reference to principles of conflicts of laws.

                   SECTION 2.03.  Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

OPTIMARK HOLDINGS, INC.

By:	/s/ Neil G. Cohen

Name: Neil G. Cohen Title: Secretary

/s/ Robert J. Warshaw

Robert J. Warshaw